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EXHIBIT 99:1NEWS RELEASE

FOR:  iNTELEFILM CORPORATION
604-221 Twelve Oaks Center
15500 Wayzata Boulevard
Wayzata, Minnesota 55391

MARK A. COHN, CHAIRMAN AND CEO
952-925-8840

     iNTELEFILM CORPORATION FILES FOR CHAPTER 11 REORGANIZATION; COMPLETES
                           SALE OF SUBSIDIARY ASSETS

         MINNEAPOLIS, MN, AUGUST 5, 2002 -- iNTELEFILM Corporation (FILM:OTCBB) announced today that the Company has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court. The Chapter 11 filing will provide the Company with cash-flow relief while it focuses on the completion of the it's long-running litigation against ABC Radio Networks, Inc. and The Walt Disney Company that resulted in a jury award of $9.5 million in May 2002. The timing of a final resolution of the litigation is uncertain because post-trail motions have not been decided and appeals are likely.
         The Company also announced that it has reached an agreement, subject to U.S. Bankruptcy Court approval, with a secured creditor to provide access to cash collateral which will provide adequate liquidity to fund the Company's ongoing activities during the reorganization process. The Company will also immediately cease its filings with the Securities and Exchange Commission and has and will continue to taken other steps to minimize its ongoing operating expenses.
         Also, the Company's majority-owned subsidiary, WTV, Inc. (formerly known as Video3, Inc.), has completed the sale of its assets to an entity owned by former members of the subsidiaries management team.
         Mark A. Cohn, Chairman and CEO said, "We have completed the sale of our last remaining operating subsidiary. As a result, a successful implementation of our reorganization plan should allow for full repayment of iNTELEFILM's obligations to its creditors after the receipt of the full ABC/Disney jury award. In addition, should the Company realize more than the jury award through the addition of pre and/or post judgment interest, or an appeal, the remaining amount after payment to creditors would be distributed to iNTELEFILM's shareholders. "

ABOUT iNTELEFILM CORPORATION
iNTELEFILM Corporation FILM is based in Minneapolis and trades on the Over-the-Counter Bulletin Board under the symbol "FILM." Additional information on the Company can be found in the Company's filings with the Securities and Exchange Commission.

CERTAIN STATEMENTS MADE IN THIS PRESS RELEASE OF A NON-HISTORICAL NATURE CONSTITUTE "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN ECONOMIC CONDITIONS AND THE RISKS AND UNCERTAINTIES DESCRIBED IN THE COMPANY'S FORM 10K REPORT AS FILED FOR THE YEAR ENDED DECEMBER 31, 2001 WITH THE SECURITIES AND EXCHANGE COMMISSION.


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